Troutman Pepper Hamilton Sanders LLP Troutman Pepper Building, 1001 Haxall Point Richmond, VA 23219 troutman.com
Exhibit 5.2
March 8, 2024
Albemarle Corporation
4250 Congress Street, Suite 900
Charlotte, North Carolina 28209
Re:     Form S-3ASR Registration Statement (No. 333-269815)
Ladies and Gentlemen:
We have acted as Virginia counsel to Albemarle Corporation, a Virginia corporation (the “Company”), in connection with (i) the Company’s Registration Statement on Form S-3ASR (File No. 333-269815) (the “Original Registration Statement”), as amended by Post-Effective Amendment No. 1 to the Original Registration Statement (as amended, the “Registration Statement”) filed on March 4, 2024 with the Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of certain securities of the Company, including depositary shares and shares of preferred stock, and (ii) the public offer and sale by the Company of up to an aggregate of 46,000,000 depositary shares (the “Depositary Shares”), each representing a 1/20th interest in a share of the Company’s 7.25% Series A Mandatory Convertible Preferred Stock without par value (the “Series A Preferred Stock”), with a liquidation preference of $1,000 per share of Series A Preferred Stock, pursuant to the terms of the Underwriting Agreement (the “Underwriting Agreement”), dated March 5, 2024, among the Company and J.P. Morgan Securities LLC and BofA Securities, Inc., as representatives of the several underwriters (the “Underwriters ) named in Schedule I thereto (the “Offering”). The Series A Preferred Stock will be convertible into a variable number of shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”) (such shares of Common Stock into which the Series A Preferred Stock is convertible, together with any shares of Common Stock delivered in payment of dividends on the Series A Preferred Stock, the “Underlying Shares”).
The Depositary Shares will be offered and sold as set forth in the Registration Statement, the Company’s Prospectus contained therein, dated March 4, 2024 (the “Base Prospectus”), and Prospectus Supplement, dated March 5, 2024 and filed with the Commission on March 7, 2024 under Rule 424(b) promulgated under the Act (the “Prospectus Supplement” and, together with the Base Prospectus, the “Final Prospectus”).
This opinion is being furnished to you at your request in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K.
We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, and other instruments, certificates, orders, opinions, correspondence with public officials, certificates provided by the Company’s officers and representatives, and other documents as we have deemed necessary or advisable for the purposes of rendering the opinion set forth herein, including (i) the corporate and organizational documents of the Company, including the Amended and Restated Articles of Incorporation, as amended to date (the “Articles”), and the Amended and Restated Bylaws of the Company, as amended to date (the “Bylaws”), (ii) the Company’s Articles of Amendment designating the Series A Preferred Stock (the “Articles of Amendment”), (iii) the resolutions of each of the Board

March 8, 2024 Page 2

of Directors of the Company and the Pricing Committee with respect to the Registration Statement and the Offering (the “Resolutions”), (iv) the Underwriting Agreement, (v) the Deposit Agreement, dated March 8, 2024, by and among the Company, Equiniti Trust Company, LLC, as bank depositary (the “Depositary”), and the holders from time to time of Depositary Receipts described therein (the “Deposit Agreement”), (vi) the Form of Depositary Receipt representing Depositary Shares (the “Depositary Receipt”), (vii) the Registration Statement and exhibits thereto and (viii) the Final Prospectus relating to the Offering.
For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified, photostatic or electronic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of signatures not witnessed by us, (v) the due authorization, execution and delivery of all documents by all parties, other than the Company, and the validity, binding effect and enforceability thereof and (vi) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.
As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others and of public officials. In making our examination of documents executed or to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents, and the validity and binding effect thereof on such parties.
We are members of the bar of the Commonwealth of Virginia and are not purporting to be experts on, or generally familiar with, or qualified to express legal conclusions based upon, laws of any state or jurisdiction other than the federal laws of the United States of America and the Commonwealth of Virginia and we express no opinion as to the effect of the laws of any other jurisdiction or as to the securities or blue sky laws of any state (including, without limitation, Virginia), municipal law or the laws of any local agencies within any state (including, without limitation, Virginia). This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.
Based on the foregoing and in reliance thereon, and subject to the limitations, qualifications, assumptions, exceptions and other matters set forth herein, we are of the opinion that:
1.The Series A Preferred Stock has been duly authorized and when the Series A Preferred Stock is issued to the Depositary, as defined in the Deposit Agreement, in accordance with the terms of the Deposit Agreement, and the Depositary Shares are issued to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement and the Resolutions, the Series A Preferred Stock will be validly issued, fully paid and nonassessable.
2.The Underlying Shares have been duly authorized and, when issued and delivered in the manner provided in the Articles of Amendment, will be validly issued, fully paid and nonassessable.
3.The Depositary Shares have been duly authorized by the Company.

March 8, 2024 Page 3

Our opinion is as of the date hereof and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention and we disavow any undertaking to advise you of any changes in law.
We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K, the incorporation of this opinion by reference in the Registration Statement and to the use of our name under the caption “Legal Matters” in the Final Prospectus and Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules or regulations of the Commission promulgated thereunder.
Very truly yours,

/s/ Troutman Pepper Hamilton Sanders LLP